Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 29 day of May 2020, between Howard Bank (the “Bank” or “Employer”), a Maryland-chartered trust company, and Robert L. Carpenter, Jr., a resident of the State of Maryland (the “Executive”).
RECITALS:
WHEREAS, The Bank desires to employ the Executive pursuant to the terms of this Agreement and the Executive desires to be so employed.
In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:
1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:
1.1 “Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.
1.2 “Affiliate” means any business entity that controls, is controlled by, or is under common control with the Employer. Unless the context requires otherwise, the term “Employer” used in this Agreement shall include all Affiliates.
1.3 “Area” means the geographic area within a radius of 20 miles of any office or facility maintained by the Employer from time to time. It is the express intent of the parties hereto that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Executive’s employment hereunder.
1.4 “Board” means the board of directors of the Bank.
1.5 “Business of the Employer” means the business conducted by the Employer.
1.6 “Cause” means any of the following events or conduct preceding a termination of the Executive’s employment initiated by the Employer:
(a) any act on the part of the Executive that constitutes, in the reasonable judgment of the Board after consultation with legal counsel, fraud or dishonesty toward the Employer, toward any Executive, officer or director of the Employer, or toward any person doing business with the Employer;
(b) the conviction of the Executive of any felony or any other crime involving moral turpitude;

(c) the Executive’s entering into any transaction or contractual relationship (other than this Agreement) with, or diversion of business opportunity from, the Employer (other than on behalf of the Employer or with the prior written consent of the Board); provided, however, such conduct shall not constitute Cause unless the Board delivers to the Executive written notice setting forth (i) the conduct deemed to qualify as Cause, (ii) reasonable remedial action that might remedy such conduct, and (iii) a reasonable time (not less than 30 days) within which the Executive may take such remedial action, and the Executive has not taken the specified remedial action within the specified reasonable time;
(d) the Executive breaches any of the covenants contained in Sections 5, 6, 7 or 8 hereof;
(e) the Executive fails to discharge his material duties and obligations contained in this Agreement; or
(f) conduct by the Executive that results in removal of the Executive as an officer or Executive of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.
1.7 “Change in Control” means the first to occur of any one of the following events:
(a) the acquisition by any person, persons acting in concert or by an entity of the then outstanding voting securities of either the Bank or the Company if, as the result of the transaction, the acquiring person, persons or entity owns securities representing more than 50% of the total voting power of the Bank or the Company, as the case may be;
(b) within any 12-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such 12-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors;
(c) the approval by the stockholders of either the Bank or the Company of a reorganization, merger, tender offer, exchange offer or consolidation, with respect to which those persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entities; or
(d) the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party;
provided, however, that no Change in Control will have occurred for purposes of this definition unless it qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Company” means any entity that, on or after the Effective Date, controls the Bank.
1.10 “Company Information” means Confidential Information and Trade Secrets.
1.11 “Confidential Information” means data and information relating to the Business of the Employer (that does not rise to the status of a Trade Secret) that is or has been disclosed to the Executive or of which the Executive has become aware as a consequence of or through the Executive’s relationship to the Employer, that has value to the Employer, and that is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
1.12 “Effective Date” means May 27, 2020.
1.13 “Good Reason” means the existence of any of the following conditions preceding a termination of the Executive’s employment initiated by the Executive:
(a)	a material diminution in the powers, responsibilities or duties of the Executive hereunder;

(b)	the removal of the Executive’s status as an Executive Vice President of the Bank;

(c)	a material breach of the terms of this Agreement by the Employer;

(d)
a change in the location of the principal office of the Executive more than 20 miles from its existing location, which the Employer and the Executive hereby agree to be a material change in the location at which the Executive provides services under this Agreement;

(e)	a material reduction in the Executive’s Base Salary, as defined in Section 4.l(a) hereof; or

(f)	the Bank’s provision to the Executive of a notice that this Agreement shall not be extended in accordance with Section 3.1 hereof;
provided, however, that no termination of the Executive’s employment that is triggered by any conduct or event described in this Section 1.13 shall constitute a termination of the Executive’s employment for Good Reason unless the Executive has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice within 90 days of the initial existence of one or more of the conditions set forth above describing in sufficient detail the Executive’s belief that a Good Reason exists, and the Employer fails to cure the condition prior to the expiration of a 30-day cure period, beginning with the date such notice is received by the Employer.

1.14 “Permanent Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as certified by a physician chosen by the Employer and reasonably acceptable to the Executive. Permanent Disability shall also include a determination of disability that qualifies the Executive for receiving payments under any long-term disability insurance policy maintained by the Employer under which the Executive is entitled to benefits, provided that the definition of disability applied under that policy complies with the requirements of Treasury Regulation § 1.409A-3(i)(4).
1.15 “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that:
(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
1.16 “Treasury Regulations” means 26 C. F. R., the regulations promulgated under the Code.
2. DUTIES.
2.1 The Executive is employed as an Executive Vice President and Chief Financial Officer of the Bank, and must perform and discharge well and faithfully the duties that may be assigned to the Executive from time to time by the Employer in connection with the conduct of its business.
2.2 In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive must:
(a) devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;
(b) diligently follow and implement all management policies and decisions communicated to the Executive by the Chief Executive Officer or the Board; and
(c) timely prepare and forward to the Chief Executive Officer and to the Board all reports and accounting as may be requested of the Executive.
2.3 The Executive must devote the Executive‘s entire business time, attention and energies to the Business of the Employer and must not during the Term (as defined in Section 3.1 hereof) be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Executive from:

(a) investing the Executive’s personal assets in businesses that are not in competition with the Business of the Employer and that will not require any services on the part of the Executive in their operation or affairs and in which the Executive’s participation is solely that of an investor;
(b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase will not result in the Executive collectively owning beneficially at any time 5% or more of the equity securities of any business in competition with the Business of the Employer; or
(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching, subject to any directions or limitations that might be established by the Chief Financial Officer and the Board from time to time.
3. TERM AND TERMINATION.
3.1 Term. The initial term of this Agreement will commence on the Effective Date and continue until March 30, 2022.  Commencing on March 31, 2022, and continuing on each March 31 thereafter (in each case an “Anniversary Date”), this Agreement shall be extended for one additional year unless written notice that this Agreement shall not be extended is provided by the Employer to the Executive at least 60 days prior to such Anniversary Date.  The initial term and any extensions thereof made pursuant to this Section 3.1 are referred to herein as the “Term.”  The Employer’s election not to extend this Agreement shall not constitute termination of the Executive’s employment for purposes of this Agreement but may constitute “Good Reason” as set forth herein.
3.2 Termination. The employment of the Executive under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:
3.2.1  By the Employer:
(a) for Cause at any time, upon written notice to the Executive, including the notice provided for in Section 1.6(c), in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or
(b) without Cause at any time, upon written notice to the Executive, in which event the Employer shall be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within 12 months following a Change in Control or (ii) otherwise under Section 3.7(a).

3.2.2  By the Executive:
(a) for Good Reason as provided in Section 1.13, in which event the Employer shall be required to make the termination payments (i) under Section 3.7(b) if the termination is effective within 12 months following a Change in Control or (ii) otherwise under Section 3.7(a); or
(b) without Good Reason, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.
3.2.3 By the Executive within 12 months following a Change in Control; provided that the Executive gives at least 30 days’ prior written notice to the Employer of the Executive’s intention to terminate employment with such resignation to be effective immediately at the end of such 30-day period, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.
3.2.4 At any time upon the mutual written agreement of the parties hereto, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination unless otherwise set forth in the written agreement.
3.2.5 Immediately upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination. Additionally, in such event all of the Executive’s stock awards and stock options shall immediately vest upon the effective date of such termination.
3.2.6 By either the Employer or the Executive upon the Permanent Disability of the Executive, in which event the Employer shall be required to make the termination payments under Section 3.7(c).
3.3 Effect of Termination. Termination of the employment of the Executive pursuant to Section 3.2 shall be without prejudice to any right or claim that may have previously accrued to either the Employer or the Executive hereunder and shall not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.
3.4 Suspension With Pay. Nothing contained herein shall preclude the Employer from releasing the Executive of the Executive’s normal duties and suspending the Executive, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of the Executive’s employment.
3.5 Suspension Without Pay. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement shall be suspended as of the date of service thereof, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Employer may in its sole discretion and in a manner that complies with Section 409A of the Code:
(a) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and/or

(b)  reinstate (in whole or in part) any of its obligations that were suspended.
3.6  Other Regulatory Requirements.
(a) If the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement shall terminate as of the date of such default, but no vested rights of the Executive shall be affected. Further, all obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank:
(i) by the Director (the “Director”) of the Federal Deposit Insurance Corporation (“FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or
(ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.
If any payment hereunder is determined to violate any regulatory requirement applicable to the Employer, the Employer may decline to make such payment or amend the amount or timing of such payment, in a manner that complies with Section 409A of the Code, to comply with such regulatory requirements.
3.7  Termination Payments.
(a) In the event and only in the event that the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a) and a Change in Control has not occurred, then, in addition to any amounts due and owing to the Executive under Section 4, the Employer shall pay to the Executive as severance pay and liquidated damages a total amount equal to 1/12th of the sum of (i) (A) the Executive’s average annual Base Salary (as defined below, but disregarding any reduction constituting Good Reason for purposes of such termination) during the current and two prior fiscal years plus (B) the average bonus paid to the Executive by the Employer during the current and two prior fiscal years, multiplied by (ii) the greater of the number of full calendar months in the remaining Term or 12.  Such amount shall be paid in accordance with the Employer’s normal payroll practices in substantially equal payments over a period equal to the greater of twelve (12) months or the remainder of the Term, commencing with the first payroll date immediately following such termination.

(b) In the event and only in the event that a Change in Control has occurred and within 12 months after such Change in Control the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a), the Executive shall be entitled to payment of any amounts due and owing to the Executive under Section 4 on the effective date of such termination and a lump sum payment equal to 1.99 times the sum of (i) the Executive’s average Base Salary (as defined below, but disregarding any reduction constituting Good Reason for purposes of such termination) during the current and two prior fiscal years and (ii) the average bonus paid to the Executive by the Employer during the current and two prior fiscal years, and shall be paid such lump sum payment by the Employer within ten days of the effective date of termination of employment. In addition: (i) all of the Executive’s stock awards shall immediately vest; (ii) all of the Executive’s unexercised stock options shall become immediately exercisable; and (iii) the Executive’s lump sum payment provided in this paragraph shall be increased by the total monthly COBRA premium amounts for Executive’s medical coverage under the Employer’s group medical plan at the level of coverage as in effect as of the effective date of termination of employment and based on the COBRA premium amount as of such date, multiplied by the greater of (A) the number of full calendar months in the remaining Term or (B) 18.
(c) In the event and only in the event that the Executive’s employment is terminated by the Employer or the Executive pursuant to Section 3.2.6, then the Employer will pay to the Executive any amounts due and owing under Section 4 on the effective date of the termination and, commencing with the first payroll date immediately following the effective date of such termination, the Employer shall pay to the Executive as severance pay and liquidated damages a total amount equal to: (i) the greater of the Executive’s target or actual bonus for the year in which the Executive’s employment terminates, pro-rated for the months elapsed in the annual bonus period at the time employment terminates; and (ii) the sum of 1/12th of the Executive’s then-current Base Salary (as defined below) multiplied by the lesser of the remaining Term or the date (if any) on which the Executive is scheduled to begin to receive payments under the disability insurance or other program maintained by the Employer. The total amount payable pursuant to this paragraph shall be increased by the total amounts, covering a period equal to the lesser of (A) the remaining Term or (B) the date on which the Executive begins to receive payments under any disability insurance or other program maintained by the Employer, of COBRA premiums for the Executive’s medical, dental, and vision coverage under the Employer’s group medical, dental and visions plans, the premium cost for employer-provided disability insurance, and the employer contribution cost of the Employer profit-sharing plans, retirement, and all other benefits, based on the levels of coverage that the Executive was receiving at the time the Executive’s employment is terminated pursuant to Section 3.2.6, and based on the premium amounts as of such date. Such amount shall be paid in accordance with the Employer’s normal payroll practices in substantially equal payments over a period equal to the greater of twelve (12) months or the remainder of the Term, commencing with the first payroll date immediately following such termination.  Additionally, in such event all of the Executive’s stock awards shall immediately vest and all of the Executive’s unexercised stock options shall become immediately exercisable.
(d) In the event and only in the event that the Executive’s employment is terminated by the Employer pursuant to Section 3.2.1(b) or by the Executive pursuant to Section 3.2.2(a), the Executive shall execute a release of employment-related claims in favor of the Employer in a form provided by the Employer and reasonably acceptable to the Executive (the “Release”), and such release must become irrevocable, within sixty (60) days following the termination of Executive’s employment; provided, however, that if such 60-day period spans more than one calendar year, no payment described in Section 3.7 shall be made until the next calendar year (other than unpaid amounts otherwise due under Article 4) . If the Executive does not execute the Release within such sixty (60) day period and allow it to become irrevocable, the payments described in Section 3.7 (other than unpaid amounts otherwise due under Article 4) shall not be made.

(e) Notwithstanding the foregoing, if the Executive is a specified Executive within the meaning of Section 409A of the Code, no amount payable under Section 3.7(a), (b) or (c) shall be paid before the date that is six months after the effective date of termination of the Executive’s employment or, if earlier, the date of the Executive’s death, except to the extent that this Agreement may permit payments within that period without causing any amount payable pursuant to this Agreement to be included in the Executive’s gross income pursuant to Section 409A(a)(1)(A) of the Code. Any payment deferred under this Section 3.7(e) shall be paid on the Employer’s first normal payroll date after the six-month date or the date of the Executive’s death, as applicable, and any remaining payments shall be paid at their normally-scheduled time.
(f) For purposes of Code Section 409A, Employee’s right to receive any installment payment pursuant to the Employment Agreement shall be treated as a right to receive a series of separate and distinct payments.
3.8 Calculation of Payment Amount; Certain Adjustments of Payment Amount.  If it is determined that any payment or distribution by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) is subject to the limitations of Section 280G of the Code (a “Parachute Payment”), the following provisions shall apply:
(a) If the aggregate present value of Parachute Payments is less than or equal to the 280G limit, then no adjustment to the amount of such Parachute Payments shall be made.
(b) If the aggregate present value of Parachute Payments is greater than the 280G limit, such Parachute Payments shall be reduced to an amount, the present value of which maximizes the aggregate present value of Parachute Payments without causing such Parachute Payments to exceed the 280G limit.
For purposes of this Section 3.8, “present value” shall be determined in accordance with Code Section 280G(d)(4), and the “280G limit” is the amount that can be paid under this Agreement or otherwise without causing any amount to be nondeductible under Code Section 280G or subject to excise tax under Code Section 4999.
4. COMPENSATION AND BENEFITS.
4.1 Compensation. The Executive shall receive the following salary and benefits:
(a) Base Salary and Signing Bonus.
i.
During the Term, the Executive shall receive a base salary at the rate of $300,000.00 per annum, payable in substantially equal installments in accordance with the Bank’s regular payroll practices (“Base Salary”). The Executive’s Base Salary shall be reviewed by the Board (or a committee of the Board comprised solely of disinterested members, hereinafter the “Committee”) annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board or the Committee.

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ii.	The Employer will make a cash payment of $50,000 to the Executive in accordance with the Bank’s regular payroll practices on the first pay date that occurs 30 days after the Effective Date.
(b)	Incentive Compensation. The following Bonuses and other compensation to which the Executive is entitled are referred herein as “Incentive Compensation”:
i.
The Executive shall also be entitled to participate in such bonus, incentive and other Executive compensation programs as are made available to executive management of the Employer from time to time, including the Bank’s Executive Incentive Plan.

ii.
Employer will grant the Employee on the next available grant date restricted stock units of its common stock worth Fifty Thousand ($50,000) dollars, based on the fair market value of Howard Bancorp’s stock at the close of trading (the “Closing Price”) on the Grant Date (as defined in Howard Bancorp’s standard Restricted Stock Award Agreement issued under the Howard Bancorp 2013 Equity Incentive Plan), with such grant vesting fully over one year on first anniversary of the Grant Date. Such Closing Price shall be the closing price on the NASDAQ Capital Market.  Employer will take such action as may be necessary to cause the Company to issue such restricted stock, provided, however, that there are sufficient shares of common stock available for issuance under the Howard Bancorp’s 2013 Equity Incentive Plan and the issuance of such restricted stock units is registered or exempt from registration under the Securities Act of 1933. In the event the Executive is terminated for Cause or voluntarily terminates his employment with the Employer without Good Reason, the Executive shall not receive, and have no rights to, any restricted stock units granted hereunder but not vested as of the date of termination.

4.2 Business Expenses; Memberships. The Employer agrees to reimburse the Executive for (a) reasonable business (including travel) expenses incurred by the Executive in the performance of the Executive’s duties hereunder and (b) the dues and business related expenditures, including initiation fees, associated with membership in professional associations that are commensurate with the Executive’s position with an annual maximum of $5,000; provided, however, that the Executive must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.
4.3 Vacation. On a non-cumulative basis the Executive shall be entitled to vacation in each year of this Agreement in accordance with the Bank’s vacation policy as then in effect, during which the Executive’s Base Salary shall be paid in full.

4.4 Benefits. In addition to the Base Salary and Incentive Compensation, the Executive shall be entitled to such benefits as the Employer may make available from time to time to its Executives.  All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, health, dental, vision, profit-sharing plans, retirement, and disability insurance benefits and such other benefits as the Employer deems appropriate. In addition to the benefits described in this Section 4.4, the Employer shall provide to the Executive life insurance equal to $500,000 payable to a beneficiary or beneficiaries selected by Executive.
4.5 Car Allowance. Employer shall pay the Executive $750.00 per month as a car allowance.
4.6 Withholding/Taxation. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended comply with the requirements of Section 409A of the Code and this Agreement shall be interpreted consistent therewith.  Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.
5. COMPANY INFORMATION.
5.1 Ownership of Information. All Company Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.
5.2 Obligations of the Executive.  The Executive agrees (a) to hold Company Information in strictest confidence, (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and (c) not to take or fail to take any action with respect to Confidential Information that would result in any Company Information losing its character or ceasing to qualify as Confidential Information or a Trade Secret.  In the event that the Executive is required by law to disclose any Company Information, the Executive shall not make such disclosure unless (and then only to the extent that) the Executive has been advised by the Company’s legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive the termination of the Executive’s employment with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three years following termination of the Executive’s employment, and this Section 5 shall survive termination of the Executive’s employment with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

5.3 Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of the Executive’s employment with the Employer, the Executive shall promptly deliver to the Employer all property belonging to the Employer, including without limitation, all Company Information then in the Executive’s possession or control.
6. NON -COMPETITION. The Executive agrees that during the Term and, in the event of the termination of the Executive’s employment, by the Employer for Cause or by the Executive without Good Reason, during the period of one year from and after the effective date of such termination, the Executive shall not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, Executive or in any other capacity that involves duties and responsibilities similar to those undertaken for the Employer, engage in any business that is the same as or essentially the same as the Business of the Employer. In the event that the employment relationship is terminated by the Employer without Cause or by the Executive for Good Reason, the duration of the non-competition obligation set forth in this Paragraph 6 shall be equal to the number of months of any severance pay and/or liquidated damages that the Employer may, in its sole discretion, pay to the Executive.
7. NON-SOLICITATION OF CUSTOMERS. The Executive agrees that during the Term and, in the event of the termination of the Executive’s employment for any reason, during the period of one year from and after the effective date of such termination, the Executive shall not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last two years of the Executive’s employment by the Employer, for purposes of providing products or services that are competitive with those provided by the Employer.
8. NON-SOLICITATION OF EXECUTIVES. The Executive agrees that during the Term and, in the event of the termination of the Executive’s employment for any reason, during the period of one year from and after the effective date of such termination, the Executive shall not, except for the Executive’s Administrative Assistant, within the Area, on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any Executive of the Employer, whether or not such Executive is a full-time Executive or a temporary Executive of the Employer and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.
9. REMEDIES. The Executive agrees that the covenants contained in Sections 5 through 9 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of such covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10. SEVERABILITY. The parties hereto agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.
11. NO SET-OFF BY THE EXECUTIVE.  The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.
12. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses, or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until three business days after being given to the other party in the manner provided for above:
If to the Employer:
Howard Bank/Howard Bancorp, Inc.
3301 Boston Street
Baltimore, MD 21224
Attn: Chief Executive Officer, General Counsel, Lead Independent Director, and Governance and Nominating Committee Chair
If to the Executive:
Robert L. Carpenter, Jr.
4384 Viridian Terrace
Monrovia, MD  21770
13. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

14. WAIVER. A waiver by the Employer of any breach of this Agreement by the Executive shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.
15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties hereto, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.
16. ATTORNEYS’ FEES. In the event that the parties hereto have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award and the Executive must employ separate legal counsel, the Employer shall advance to the Executive, within 30 days after receiving copies of invoices submitted by the Executive, any and all reasonable attorneys’ fees and expenses incurred with preparing, investigating and litigating such action, proceeding or suit. The Executive shall reimburse the Employer for any and all advances that exceed the first $5,000 advanced to the Executive for such legal expenses only if and to the extent that a final decision by a court of competent jurisdiction has determined that the Executive is not entitled to receive any amounts due or to enforce any of the rights under this Agreement.
17. APPLICABLE LAW. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Maryland. The parties hereto agree that any appropriate state court located in Baltimore City, Maryland, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties hereto consent to the jurisdiction of such courts.
18. INTERPRETATION. Words importing the singular form shall include the plural and vice versa. The terms ““herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.
19. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties hereto on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both of them. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.
20. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. SURVIVAL. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 hereof, the obligations of the Employer pursuant to Section 3.7 hereof, the right of the Executive to terminate his employment for Good Reason within the 90-day period following notice that this Agreement shall not be extended as described in Section 1.13 hereof, and Section 3.8 hereof, shall survive the termination of the Executive’s employment hereunder for the period designated under each of those respective sections, except with respect to Section 3.8 hereof, which shall survive for as long as any termination payments are being made hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Employer:

HOWARD BANK

By: /s/ Mary Ann Scully
Mary Ann Scully
Chief Executive Officer

Executive:

/s/ Robert L. Carpenter, Jr.
Robert L. Carpenter, Jr.